UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2012

M/A-COM Technology Solutions Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35451	27-0306875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Chelmsford Street Lowell, Massachusetts		01851
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (978) 656-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2012, the Board of Directors (the “Board”) of M/A-COM Technology Solutions Holdings, Inc. (the “Company”) promoted the Company’s current President, John Croteau, to the position of Chief Executive Officer effective December 13, 2012. The Board also increased the total number of directors comprising it to six, and named Mr. Croteau to fill the resulting vacancy on the Company’s Board as a Class III director, to serve until the Company’s annual meeting of stockholders to be held in 2015 or until his successor is duly elected and qualified, or until his earlier death, resignation or retirement. Mr. Croteau’s compensation arrangement will remain substantially similar to that described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2012.

Prior to this promotion, Mr. Croteau, 51, served as the Company’s President since October 2012. Mr. Croteau joined the Company from NXP Semiconductors N.V. (“NXP”), a provider of mixed signal solutions and standard products, where he had previously served as the senior vice president and general manager of its High Performance RF business since May 2008. For three of those years, Mr. Croteau also managed NXP’s Power & Lighting Solutions business. Prior to joining NXP, Mr. Croteau held numerous product management positions at Analog Devices, Inc. (“ADI”), a high-performance semiconductor company, including general manager for ADI’s Convergent Platforms and Services Group as well as product line director for the Integrated Audio Group. Mr. Croteau holds a B.S., Engineering Science and Mechanics, from Penn State University.

Also effective December 13, 2012, Charles Bland retired from his position as the Company’s Chief Executive Officer. Mr. Bland will remain on the Company’s Board and will remain with the Company in an advisory capacity to assist with the transition.

A press release announcing Mr. Croteau’s promotion and Mr. Bland’s retirement is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press release dated December 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

Dated: December 12, 2012	By:	/s/ Conrad Gagnon
Conrad Gagnon
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated December 12, 2012